
                                                                    EXHIBIT 12.1


                               XTRA CORPORATION
          STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
          ---------------------------------------------------------
            FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994
                            (MILLIONS OF DOLLARS)
                                 (UNAUDITED)

                                                              1995      1994
                                                            --------  --------
EARNINGS
Income from operations before provision for income taxes     $23.4     $32.7
  Add: Fixed charges (below)                                  16.8       8.4
                                                             -----     -----
                                                             $40.2     $41.1
                                                             =====     =====

FIXED CHARGES
  Interest expense                                           $16.7     $ 8.3
  Interest portion of rent expense                             0.1       0.1
                                                             -----     -----
                                                             $16.8     $ 8.4
                                                             =====     =====


Ratio of Earnings to Fixed Charges                             2.4       4.9
                                                             =====     =====



Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.
